Exhibit (b)(1)
EXECUTION VERSION

CITIGROUP GLOBAL	MERRILL LYNCH,	GOLDMAN SACHS
MARKETS INC.	PIERCE, FENNER &	LENDING PARTNERS
390 Greenwich Street	SMITH	LLC
New York, New York	INCORPORATED	200 West Street
10013	BANK OF AMERICA,	New York, NY 10282
N.A.
One Bryant Park
New York, NY 10036
April 13, 2011
Sterling Merger Inc.
c/o Providence Equity L.L.C.
9 West 57th Street, Suite 4700
New York, NY 10019
Attention: Christopher C. Ragona
Re: Commitment Letter
Ladies and Gentlemen:
     You have informed Citi (as defined below), BofAML (as defined below) and GSLP (as defined below) (together with Citi and BofAML, the “Banks,” “we” or “us”) that Sterling Parent Inc., a Delaware corporation (“Holding”), and Sterling Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Holding (“Acquisition Corp.” or “you”), each a company newly formed by Providence Equity Partners LLC (“PEP” or the “Sponsor”), intend to acquire, directly or through one or more subsidiaries (such acquisition being herein called the “Acquisition”), the company that you have identified to us code named “Sterling,” a Delaware corporation (the “Acquired Business”), pursuant to the Acquisition Agreement (as defined in Annex I hereto). You have further advised us that you expect the Transactions described in the Transaction Description attached hereto as Annex I to be consummated in connection with the Acquisition. Capitalized terms used but not otherwise defined herein and defined in Annex I hereto or the Term

Sheets (as defined below) shall have the meanings ascribed thereto in Annex I hereto or the Term Sheets, as applicable. As used herein, the term “Company” means (x) prior to the consummation of the Acquisition, Acquisition Corp. and (y) upon consummation of the Acquisition, the Acquired Business.
     You have requested that Citi, Bank of America and GSLP make the following commitments to the Company with respect to the Debt Financing. Citi, Bank of America and GSLP, as lenders under the Credit Facilities, are referred to herein as the “Credit Facilities Lenders.” Citi, Bank of America and GSLP, as lenders under the Interim Facility, are referred to herein as the “Interim Lenders.” The Credit Facilities Lenders and Interim Lenders are referred to herein collectively as the “Committed Lenders” and individually as a “Committed Lender.”
     For purposes of this Commitment Letter, (1) “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein; (2) “BofAML” shall mean Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and (3) “GSLP” shall mean Goldman Sachs Lending Partners LLC.
     Accordingly, subject to the terms and conditions set forth or incorporated in this Commitment Letter, the Committed Lenders agree as follows:
     1. Commitments. The Committed Lenders hereby commit as follows:
     (a) Citi hereby commits to provide an amount equal to 42.5% of the entire amount of each of the Credit Facilities and the Interim Facility.
     (b) Bank of America hereby commits to provide an amount equal to 42.5% of the entire amount of each of the Credit Facilities and the Interim Facility.
     (c) GSLP hereby commits to provide an amount equal to 15% of the entire amount of each of the Credit Facilities and the Interim Facility.
     The commitments of the Credit Facilities Lenders and the Interim Lenders are collectively referred to herein as the “Commitments” and individually as a “Commitment.”

     The material terms of the Facilities are set forth or described in this Commitment Letter and (i) in the case of the Credit Facilities, the term sheet attached hereto as Exhibit A (the “Credit Facilities Term Sheet”) and (ii) in the case of the Interim Facility, the term sheet attached hereto as Exhibit B (the “Interim Facility Term Sheet” and, together with the Credit Facilities Term Sheet, the “Term Sheets”).
     Except as otherwise agreed, unless the Commitments shall have been terminated pursuant to Section 7, the Committed Lenders shall have the exclusive right to provide the Facilities as set forth in this Commitment Letter. It is agreed that Citi shall have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Credit Facilities and BofaML shall have the next most left placement and (y) BofAML shall have “left” placement in any and all marketing materials or other documentation used in connection with the Interim Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Interim Facility and Citi shall have the next most left placement.
     Each Administrative Agent, Syndication Agent or Co-Syndication Agent (as applicable) and Documentation Agent or Co-Documentation Agent (as applicable) (collectively, the “Agents”) for the respective Facility specified in the Term Sheet therefor (including any such Agent designated by you pursuant to the preceding paragraph) is pleased to serve in such capacities for a syndicate of lenders reasonably satisfactory to you and the Sponsor, such approval not to be unreasonably withheld or delayed (but in any event excluding (i) (x) certain banks, financial institutions and other entities designated in writing by you or the Sponsor (for purposes of the primary syndication of any Facility prior to the date of the Original Commitment Letter) and (y) any competitor of the Acquired Business and its subsidiaries and any controlled affiliate of such competitor designated in writing by you or the Sponsor on or prior to the date of the Original Commitment Letter and (ii) Excluded Parties (as defined in Section 8 below) (collectively, “Disqualified Lenders”)), who will participate in the respective Facility. In addition, (1) Citi, Merrill Lynch and GSLP are pleased to confirm that they will act as joint lead arrangers for the Facilities (in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”) and (2) Citi, Merrill Lynch and GSLP are pleased to confirm that they will act as joint book running managers for each Facility (each in such capacity, a “Book Running Manager” and collectively, the “Book Running Managers”). In connection with the syndication of the Facilities, it is anticipated that one or more of the roles or titles in addition to those described above may be awarded to one or more other initial lenders, in each case as mutually agreed by you and the Banks. You agree that, except as contemplated above and by the Fee Letter dated the date hereof relating hereto (the “Fee Letter”), no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter) will be paid to any lender, agent or arranger for any Facility for its participation in such Facility, unless you and we shall so agree.
     2. Information. You represent and warrant that (in the case of information pertaining to the Acquired Business or its subsidiaries, to the best of your knowledge) no written information that has been or is hereafter furnished by you or on your behalf or by the Acquired Business or on its behalf in connection with the Transactions, other than information of a general economic or industry specific nature (such written information being referred to herein collectively as the “Information”), taken as a whole will contain any material misstatement of fact or will omit to state any material fact necessary to make the statements therein, taken as a whole, not misleading, in the light of the circumstances under which they are made; provided, however, that, with respect to Information consisting of projections, forecasts, pro forma data, budgets, estimates and other forward-looking statements (collectively, the “Projections”), no representation or warranty is made other than that the Projections have been (or, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed by you to be reasonable when furnished and at the time of preparation thereof (it being understood that Projections may vary from actual results and such variances may be material). You agree to supplement the Information and the Projections from time to time until the earlier of (i) 90 days following the Closing Date and (ii) a “successful syndication” (as defined in the Fee Letter) of the Facilities so that (with respect to the Acquired Business or its subsidiaries, to the best of your knowledge) the representation and warranty made in the preceding sentence is correct in all material respects as of such date. You understand that in arranging and syndicating the Debt Financing, the Committed Lenders will be using and relying on the Information and the Projections without independent verification thereof. If the Closing Date shall occur, the representation, warranty and covenant provisions contained in this Section 2 shall remain effective until the earlier of (i) 90 days following the Closing Date and (ii) the later of (A) a “successful syndication” of the Facilities and (B) the Closing Date and, thereafter, shall terminate and be of no further force and effect.
     3. Financing Documentation. The making of the loans under the Facilities will be governed by definitive loan and related agreements and documentation (collectively, the “Financing Documentation”) to be negotiated in good faith, which shall (A) except with respect to tax matters, in the case of the Credit Facilities, be substantially consistent with the Credit Agreement dated as of July 29, 2010 among Interactive Data Corporation, as Borrower, Bank of America, N.A., as Administrative Agent, and the other parties thereto (the “Precedent Loan Documentation”) and (B) in the case of the Interim Facility (including with respect to covenants and defaults), be substantially consistent with the Indenture dated of October 24, 2007 among US Investigations Services, Inc. and Wells Fargo Bank, N.A. (the “Precedent Indenture”) (provided that definitive documents relating to the Interim Facility shall provide for customary bridge facility acceleration mechanics), and in each case will be consistent with the terms set forth in the Commitment Letter and take into account differences related to the Company and its business, and in any event will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Commitment Letter, including the Term Sheets, and with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter and the express terms of this Commitment Letter, and such other modifications as shall be reasonably necessary in light of the operational and strategic requirements of the Company and its subsidiaries and in light of their size, industries and business practices, it being understood and agreed that the foregoing shall not limit the ability of the Administrative Agent to include operational and other similar agency provisions reasonably required by it in such capacity (collectively, the “Documentation Principles”). It is acknowledged and agreed that this Commitment Letter (including the Annexes and Exhibits hereto) sets forth or summarizes all of the material terms to be included in the Financing Documentation and is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter (it being acknowledged and agreed that the Commitments provided hereunder are subject to conditions precedent as provided herein and in Exhibit C to the Term Sheet).
     4. Conditions. The obligations of each Committed Lender under Section 1 of this Commitment Letter to provide the Debt Financing are subject to fulfillment of the conditions set forth in Exhibit C hereto and in, as applicable, (a) paragraph (A) under “Conditions Precedent” in the Credit Facilities Term Sheet and (b) “Conditions Precedent” in the Interim Facility Term Sheet. Notwithstanding anything in this Commitment Letter (including the Term Sheets), the Fee Letter, the Financing Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary,
     (i) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Debt Financing on the Closing Date if the conditions set forth or described in Exhibit C hereto and in, as applicable, (a) paragraph (A) under “Conditions Precedent” in the Credit Facilities Term Sheet and (b) “Conditions Precedent” in the Interim Facility Term Sheet are satisfied (it being understood that to the extent any collateral is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense (it being understood that at a minimum (1) UCC-1 financing statements will be provided and (2) certificated equity securities of the Company and its domestic subsidiaries, if any, will be delivered (to the extent required by the Credit Facilities Term Sheet)), the delivery of such collateral (and/or the perfection of a security interest in such collateral) shall not constitute a condition precedent to the availability of any of the Debt Financing on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably); and
     (ii) the only representations the making of which shall be a condition to availability of the Debt Financing on the Closing Date shall be the Specified Representations. For purposes hereof, “Specified Representations” means (A) such of the representations made by the Acquired Business and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have or your applicable affiliate has the right to terminate your or your respective affiliate’s obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and (B) the representations and warranties set forth in the Financing Documentation (as specified in the Term Sheets) relating to organization, corporate power and authority to enter into the Financing Documentation, due authorization, execution, delivery and the enforceability of the Financing Documentation, Federal Reserve margin regulations, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis and the Investment Company Act of 1940, as amended, no conflicts of the Financing Documentation with organizational documents and (subject to clause (i) above), creation, validity and perfection of the security interests in the collateral to be perfected on the Closing Date and Patriot Act/ “know your customer” laws.
     5. Fees and Expenses. To induce the Committed Lenders to issue this Commitment Letter and to proceed with the documentation and syndication of the proposed Debt Financing, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP in its capacity as counsel with respect to the Credit Facilities and (if applicable) the Interim Facility, and if necessary one local counsel per jurisdiction whose retention in each case is approved (such approval not to be unreasonably withheld or delayed in the case of local counsel and such approval not to be required with Canadian counsel) by you and the Sponsor of the Committed Lenders, the Agents, the Lead Arrangers and their respective affiliates arising in connection with this Commitment Letter and the Financing Documentation and in connection with the Transactions and other transactions described herein shall be reimbursed by you solely in the event that the Acquisition is consummated and the initial funding under the Debt Financing occurs unless otherwise required by the Fee Letter. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. Any reimbursement under this Section 5 shall be without duplication of any reimbursement to the Committed Lenders, the Agents, the Lead Arrangers and their respective affiliates under any other agreement.
     6. Indemnification. You agree to indemnify and hold harmless each of the Agents, each of the Lead Arrangers, each of the Committed Lenders and their respective affiliates and each of their directors, officers, employees, representatives, agents and advisors and their respective successors (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Agent, any Lead Arranger, any Committed Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Transactions and the other transactions contemplated hereby and the use of proceeds therefrom, regardless of whether any such indemnified person is a party thereto, whether such proceedings are brought by the Sponsor, you, your subsidiaries, your equity holders, affiliates creditors or any other third person and to pay and reimburse each Agent, each Lead Arranger, each Committed Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, Lead Arranger, Committed Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise and whether such action, suit or proceeding is brought by you, your affiliates or any third party); provided, however, that you shall not have to indemnify any indemnified person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, bad faith or willful misconduct of the respective indemnified person or any Related Person (as defined below) of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment or admitted in a settlement tantamount to such a judgment), (ii) a material breach of the obligations of any indemnified person under this Commitment Letter (including the Annexes and Exhibits hereto), the Fee Letter or the Financing Documentation, or (iii) disputes solely between or among indemnified persons other than claims against any Agent, Lead Arranger, Committed Lender or other indemnified person (x) in its capacity or in fulfilling its role as agent or arranger or similar role under any of the Facilities or (y) arising out of any act or omission on the part of you, the Sponsor or any of your or the Sponsor’s respective subsidiaries or affiliates. For purposes hereof, a “Related Person” of an indemnified person means (a) if the indemnified person is Citi or any of its affiliates, or any of their respective directors, officers, employees, agents and advisors, Citi (including but not limited to in its capacity as any Agent, Lead Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and its affiliates and the directors, officers, employees, representatives, agents and advisors thereof, (b) if the indemnified person is Bank of America or Merrill Lynch or any of their affiliates, or any of their respective directors, officers, employees, agents and advisors, Bank of America or Merrill Lynch (including but not limited to in their capacities as any Agent, Lead

Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and their affiliates and the directors, officers, employees, representatives, agents and advisors thereof and (c) if the indemnified person is GSLP or any of its affiliates, or any of their respective directors, officers, employees, agents and advisors, GSLP (including but not limited to in its capacity as any Agent, Lead Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and its affiliates and the directors, officers, employees, representatives, agents and advisors thereof. None of the Agents, the Lead Arrangers, the Committed Lenders or any other indemnified person or you or any Equity Investor shall be responsible or liable to any other person for any special, indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.
     7. Expiration of Commitment. The Commitments of the Committed Lenders hereunder shall expire at 11:00 p.m., Eastern time, on April 15, 2011 (the “Commitment Expiration Date”) unless you shall have executed and returned a copy of this Commitment Letter and the Fee Letter to the Committed Lenders prior to such time, in which case the Committed Lenders agree to hold their Commitments available for you, and this Commitment Letter shall be and continue in full force and effect, until the earliest of (i) 5:00 p.m., Eastern time, on October 14, 2011 (the “Scheduled Commitment Termination Date”), (ii) the termination of the Acquisition Agreement and (iii) the consummation of the Acquisition with or without the funding of the Debt Financing. You shall have the right to terminate this Commitment Letter and all of the Commitments of the Committed Lenders hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in Section 10 hereof and in the Fee Letter.
     None of the Financing Documentation shall amend, modify or supersede this Commitment Letter or the Commitments of the Committed Lenders hereunder, and this Commitment Letter and such Commitments shall continue in full force and effect, until the termination of such Commitments pursuant to the preceding paragraph or, if earlier, until the initial funding of the Debt Financing has occurred and the Acquisition has been consummated.
     8. Confidentiality. Each party hereto other than the Company (each, a “Lender Party”) agrees to keep any confidential information supplied by you or on your behalf or by or on behalf of the Acquired Business or obtained by any of them based on a review of books and records in connection with the transactions contemplated hereby relating to you, Holding or the Acquired Business or any of your or their respective subsidiaries or affiliates, the Transactions or the Facilities confidential from anyone other than the Lender Parties and any of their respective affiliates (provided that each such affiliate has been advised and has agreed to keep such information confidential in accordance herewith, and provided further that in no event shall any disclosure of such information be made to any affiliate of any Lender Party that is engaged as principal primarily in private equity, venture capital (an “Excluded Party”)) and to use (and cause any such affiliate to use) such information only in connection with the transactions contemplated by this Commitment Letter; provided, however, that (I) nothing herein shall prevent any of the Lender Parties from disclosing such information (a) as required by law or upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender Party or affiliate, as the case may be, (c) that had been publicly disclosed other than as a result of a disclosure by such Lender Party or any affiliate thereof that is prohibited by the terms of this Commitment Letter, (d) already in its possession (other than information provided to any of the Lender Parties or any of their respective affiliates subject to any confidentiality agreement or undertaking in favor of you, Holding, the Sponsor, the Acquired Business or any of your or their respective subsidiaries or affiliates) prior to its receipt of such information from you, from another supplying it on your behalf, from the Acquired Business, from another supplying it on behalf of the Acquired Business or from its review of books and records described above (as the case may be), (e) in connection with any litigation or judicial or administrative proceeding to which such Lender Party or affiliate may be a party, to the extent compelled by legal process in or reasonably necessary or advisable to the defense of such litigation or judicial or administrative proceeding, (f) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right hereunder, (g) to such Lender Party’s or affiliate’s directors, officers, employees, agents, legal counsel and independent auditors, provided that such directors, officers, employees, agents, counsel and auditors have been advised and have agreed to keep such information confidential in accordance herewith, (h) subject to customary confidentiality arrangements to be agreed upon, to any prospective syndicate member and its affiliates in connection with the Facilities and any prospective counterparties to any hedging arrangements or (i) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Rating Agency (“Standard & Poor’s”) in connection with obtaining a corporate family rating from Moody’s, a corporate rating from Standard & Poor’s or a rating of the Credit Facilities and/or the Notes; (II) in no event shall any disclosure of such information be made to any Disqualified Lender except in the case of clause (a) or (e) of the preceding clause (I); and (III) in the case of clause (a), (b) or (e) of the preceding clause (I), the Lender Parties shall, to the extent not prohibited by law, notify you of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, provided that if the Lender Parties are unable to notify you in advance of such disclosure, such notice shall be delivered to you thereafter to the extent permitted by law. For the avoidance of doubt, the provisions of this Section 8 do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Committed Lender or affiliate thereof in favor of any of the Company, the Acquired Business or their respective affiliates. The obligations under this paragraph of each Lender Party that is a party to the Financing Documentation and each of its affiliates, if any, shall terminate automatically and be superseded by the confidentiality provisions in the Financing Documentation upon the initial funding thereunder and in any event shall terminate on the second anniversary of the date of the Original Commitment Letter.
     You agree that, unless the Lead Arrangers have otherwise consented, neither this Commitment Letter nor the Fee Letter nor the terms hereof or thereof will be disclosed by you to any person or entity other than (i) your officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) the Sponsor, Holding, the Acquired Business with respect to the Commitment Letter or a version of the Fee Letter that, prior to the Closing Date, is redacted in a fashion satisfactory to the Lead Arrangers, any actual or prospective Equity Investor in connection with the Equity Financing and their respective affiliates, officers, directors, employees, agents, accountants, attorneys and other advisors, and then only on a “need to know” confidential basis, (iii) any actual or prospective Lender or any actual or prospective lender or investor in connection with any of the Financing Transactions, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, and then only on a “need to know” confidential basis, (iv) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right hereunder, (v) as may be compelled to be disclosed in, or necessary to the defense of, any litigation or a judicial or administrative proceeding or as otherwise required by law, (vi) in any public filing or in any proxy statement, prospectus, offering memorandum or offering circular in connection with the Transactions or the Financing Transactions, in each case, reasonably determined to be required by applicable law (it being understood that the fees contained in the Fee Letter may also be disclosed as part of a generic disclosure of aggregate sources and uses related to the fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any other prospectus or offering memoranda), and (vii) to Moody’s, Standard & Poor’s or any other ratings agency in connection with obtaining a corporate family rating from Moody’s, a corporate rating from Standard & Poor’s or a rating of any of the Credit Facilities and/or the Notes; provided that, in the case of preceding clause (v), (x) you shall, to the extent not prohibited by law, notify us of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment and (y) if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law. The obligations under this paragraph with respect to the Commitment Letter only (including Exhibits and Annexes thereto) shall terminate automatically after the Financing Documentation for the Credit Facilities shall have been executed and delivered by the parties thereto.
     9. Assignment; Syndication. This Commitment Letter and the Fee Letter (and the rights and obligations hereunder and thereunder) shall not be assignable by any party hereto to any person or entity without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), other than (x) in the case of the Company, (i) prior to the Closing Date, to a newly formed “shell” company (formed to effect the consummation of the Transactions) that is an affiliate of the Company and that will directly own 100% of the Company reasonably acceptable to us (without releasing the Company from its obligations hereunder) or (ii) on or after the Closing Date, to Holding and/or the Acquired Business (in which case, the Company shall be immediately, fully, unconditionally and automatically released from any liability or obligation hereunder or in respect hereof) and (y) in the case of the Committed Lenders, to an affiliate of the Committed Lenders, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 9 and the Committed Lenders, as applicable, shall remain obligated hereunder.
     The Lead Arrangers shall have the right, prior to or after execution of the Financing Documentation, in their sole discretion, to syndicate all or part of the Committed Lenders’ respective Commitments under the Facilities, as applicable, hereunder (without releasing any Committed Lender from its respective commitments hereunder prior to the Closing Date and the making of the extensions of credit to be made on such date as contemplated hereby and subject to compliance with applicable law) to one or more other lenders (reasonably satisfactory to you, such approval not to be unreasonably withheld or delayed (but in any event excluding any Disqualified Lender)) that will become party to such Financing Documentation, pursuant to a syndication to be managed by the applicable Lead Arrangers; provided that each Interim Lender shall retain at least 51% on a pro rata basis, and shall not syndicate more than 49%, of such Interim Lender’s Commitments with respect to the Interim Loans (it being understood that the Interim Lenders shall not be restricted from entering into participations with respect to the Interim Loans, subject to the restrictions on participations and voting rights of participants set forth in the Interim Facility Term Sheet). Notwithstanding any other provision of this Commitment Letter, no Committed Lender shall, except with the written consent of the Company, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and, unless the Company agrees in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its initial Commitment, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. Each Committed Lender acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of such Committed Lender in respect of any portion of its Commitment shall relieve such Committed Lender of its obligations hereunder with respect to such portion of the Commitments prior to the Closing Date.
     All aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Lead Arrangers (except as otherwise provided herein and in the Fee Letter) in consultation with you (subject to potential lenders being reasonably satisfactory to you, such approval not to be unreasonably withheld or delayed (but in any event excluding any Disqualified Lender)). Until the earlier of (i) 90 days following the Closing Date and (ii) a “successful syndication” of the Facilities (as defined in the Fee Letter), you agree to actively assist, and use commercially reasonable efforts to have the Sponsor and the Acquired Business actively assist, the Lead Arrangers in such syndication, including by using commercially reasonable efforts (x) to ensure that the syndication efforts benefit materially from your, the Acquired Business’ and the Sponsor’s existing lending relationships and (y) to provide the Lead Arrangers, promptly upon request, with all information reasonably deemed necessary by the Lead Arrangers to complete successfully the syndication, including, but not limited to (a) information packages for delivery to potential syndicate members and participants, including at the reasonable request of the Lead Arrangers, a version that, does not contain material non-public information concerning you or your affiliates (or any securities of any thereof) or, to your knowledge, concerning the Acquired Business or its affiliates (or any securities of any thereof) (the “Confidential Information Memoranda”) and (b) financial Projections. You also agree to make available your representatives, and to use commercially reasonable efforts to cause the senior officers and representatives of the Sponsor and the Acquired Business, in each case from time to time prior to the earlier of (i) 90 days following the Closing Date and (ii) a “successful syndication” of the Facilities (as defined in the Fee Letter), to be available and to attend and make presentations regarding the business and prospects of the Acquired Business at meetings of prospective lenders and investors (limited to one “bank meeting,” unless otherwise deemed reasonably necessary by the Lead Arrangers) at such time and place as the applicable Lead Arrangers may reasonably request. You agree to use commercially reasonable efforts to obtain a corporate family rating from Moody’s, a corporate rating from Standard & Poor’s and a rating of the Credit Facilities or the Notes, as applicable, from each of Moody’s and Standard & Poor’s by the date that is at least 20 consecutive calendar days prior to the Closing Date (and updated as necessary through the Closing Date).
     You acknowledge that (a) subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers and/or the Agents on your behalf will make available the Confidential Information Memoranda to the proposed syndicate of lenders by posting the Confidential Information Memoranda on IntraLinks or another similar electronic system and (b) certain prospective lenders may not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Company, the Acquired Business or your or their respective securities (such lenders, “Public Lenders,” and such information, “MNPI”).
     Before distribution of any Confidential Information Memoranda to prospective Lenders, you agree that you or the appropriate borrower will provide us with a customary letter in a form reasonably acceptable to you and us representing that (with respect to the Acquired Business, the best of your knowledge) there is no MNPI contained therein and authorizing the dissemination of the Confidential Information Memoranda and exculpating you, the Sponsor, the Company and us with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof in violation of United States Federal and state securities laws. In addition, you agree to cause all materials containing Information that are to be made available to Public Lenders to be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers to treat such materials as information that is not MNPI and to permit such materials to be made available on IntraLinks, the Internet or another similar electronic system designated “Public Lender.” We agree that we will not make any materials that are not marked “PUBLIC” available to Public Lenders.
     You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel Debevoise & Plimpton LLP a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (“Private Lenders”): (a) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Facilities’ terms and (c) other materials intended for prospective lenders after the initial distribution of the Confidential Information Memoranda, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and/or the Agents will not distribute such materials to Public Lenders without further discussions with you.
     To ensure an orderly and effective syndication of the Debt Financing and the commitments provided herein, you agree that, prior to the earlier of (i) 90 days following the Closing Date and (ii) the later of (A) a “successful syndication” of the Facilities (as defined in the Fee Letter) and (B) the Closing Date, you will not and will not permit any of your affiliates to, and on and prior to the Closing Date, will use commercially reasonable efforts to, and following the Closing Date will, cause the Acquired Business and its subsidiaries not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any offering, placement or arrangement of any debt securities or bank financing (other than (x) the Debt Financing and (y) any debt financing by the Acquired Business or any of its subsidiaries permitted pursuant to the Acquisition Agreement) by or on behalf of the Acquired Business or any of its subsidiaries, without the prior written consent of the Lead Arrangers if such debt securities or bank financing would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Debt Financing.
     10. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses and indemnification and the provisions of Sections 8, 10, 11 and 12 and, if the Closing Date occurs, 2 and 9, will survive the expiration or termination of this Commitment Letter (including any extensions thereof), provided that your obligations under such provisions other than Sections 2 and 9, shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.
     11. Choice of Law; Jurisdiction; Waivers. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Notwithstanding the preceding sentence and the “Governing Law” provision of each Term Sheet, it is understood and agreed that whether a “Company Material Adverse Effect” has occurred shall be determined pursuant to the law of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be brought, heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto agrees that it will not assert any claim, or in any way support any suit action or proceeding, arising out of or relating to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, other than in such courts and agrees that all suits, claims, actions or proceedings related to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings shall be heard and determined only in such courts. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.
     12. Miscellaneous. This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letter may not be amended or waived except by an instrument in writing signed by you and the Lead Arrangers.
     A copy of any communication to the Company at its address set forth on the first page hereof shall also be delivered to:
Providence Equity L.L.C.
9 West 57th Street, Suite 4700
New York, NY 10019
Attention: Christopher C. Ragona
     This Commitment Letter (including the Annexes and Exhibits hereto) and the Fee Letter (including the Exhibit thereto) set forth the entire understanding of the parties hereto as to the scope of the Commitments and their respective obligations relating to the Commitments. This Commitment Letter (including the Annexes and Exhibits hereto) amends and restates that certain commitment letter (the “Original Commitment Letter”) dated March 31, 2011, among Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. and the Acquisition Corp., and such Original Commitment Letter shall be deemed superseded hereby upon the effectiveness of this Commitment Letter. It is understood and agreed that Citi and BofAML shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on the date of the Original Commitment Letter.

     This Commitment Letter has been and is made solely for the benefit of the Company, the Committed Lenders, the Lead Arrangers, the Book Running Managers, the indemnified persons and the respective successors and permitted assigns of the foregoing persons, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity (other than any indemnified persons hereunder) any rights or remedies under or by reason of this Commitment Letter or agreements of the parties contained herein. For the avoidance of doubt, no reference to a non-party to the Commitment Letter herein or in the Fee Letter (including without limitation the shareholders of the Acquired Business and, prior to the Closing Date, the Acquired Business) shall create the implication that it is an intended third party beneficiary, absent an express statement to that effect herein. Any provision of this Commitment Letter (including any Term Sheet attached hereto) that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by any Borrower or Interim Loan Borrower (as defined in the applicable Term Sheet) on or prior to the Closing Date, shall be construed as providing for, requiring or otherwise contemplating consent, approval, agreement or determination by you (unless you otherwise notify the other parties hereto).
     The Lead Arrangers and the Committed Lenders reserve the right to employ the services of their affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to their affiliates certain fees payable to the Lead Arrangers and the Committed Lenders in such manner as such persons and their affiliates may agree in their sole discretion. You also agree that each of the Committed Lenders may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates (without releasing such Committed Lender from any of its obligations hereunder to the extent otherwise provided herein). You further acknowledge that the Lead Arrangers and the Committed Lenders may share with any of their respective affiliates, and such respective affiliates may share with the Lead Arrangers and the Committed Lenders, any information related to the Transactions, Holding, the Acquired Business, the Sponsor (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby, subject to the confidentiality provisions contained herein.
     You acknowledge that Citi, BofAML and Goldman, Sachs & Co. have been retained by the Borrower and/or its affiliates as the buy-side financial advisor (in such capacity, the “Financial Advisor”) in connection with the Transactions. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our relationship with you as described and referred to herein.

     As you know, each Committed Lender together with its respective affiliates is a full service financial firm and as such from time to time may effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. The Banks may have economic interests that conflict with those of you and the Company. You acknowledge and agree that (a) (i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with all aspects of each transaction contemplated by this Commitment Letter, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.
     To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.
     We hereby notify you, the Acquired Business and your and its respective affiliates, that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Committed Lenders may be required to obtain, verify and record information that identifies you, the Acquired Business and your respective affiliates, which information includes the name, address and tax identification number and other customary information regarding them that will allow such Committed Lenders to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Committed Lenders.
[Signature Pages Follow]

     If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter no later than 11:00 p.m., New York time, on the Commitment Expiration Date, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

[Signature Page to Commitment Letter]

GOLDMAN SACHS LENDING PARTNERS LLC
By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and Agreed to as of the date first above written: STERLING MERGER INC.
By:	/s/ Christopher C. Ragona
	Name:	Christopher C. Ragona
	Title:	Vice-President, Secretary and Treasurer

[Signature Page to Commitment Letter]